UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): November 24, 2019

The Charles Schwab Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 1-9700

Delaware	94-3025021
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

211 Main Street, San Francisco, CA 94105

(Address of principal executive offices, including zip code)

(415) 667-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 140.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - $.01 par value per share	SCHW	New York Stock Exchange
Depositary Shares, each representing a 1/40th ownership interest in a share of 6.00% Non-Cumulative Preferred Stock, Series C	SCHW PrC	New York Stock Exchange
Depositary Shares, each representing a 1/40th ownership interest in a share of 5.95% Non-Cumulative Preferred Stock, Series D	SCHW PrD	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Agreement and Plan of Merger

Overview

On November 24, 2019, The Charles Schwab Corporation (“Schwab”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TD Ameritrade Holding Corporation, a Delaware corporation (“TD Ameritrade”), and Americano Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Schwab (“Merger Subsidiary”). Upon the terms and subject to the conditions of the Merger Agreement, Merger Subsidiary will merge with and into TD Ameritrade (the “Merger”), with TD Ameritrade surviving as a wholly owned subsidiary of Schwab. The Merger Agreement was unanimously approved by the Board of Directors of each of Schwab and TD Ameritrade, as well as the Strategic Development Committee of the TD Ameritrade Board of Directors—a committee comprised solely of outside, independent directors that was established by the Board of Directors of TD Ameritrade to oversee and conduct the process and all negotiations concerning the transaction on behalf of the TD Ameritrade Board of Directors.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.01 per share, of TD Ameritrade (“TD Ameritrade Common Stock”) issued and outstanding immediately prior to the Effective Time (other than treasury shares held by TD Ameritrade and certain shares held by Schwab), will be converted into the right to receive 1.0837 shares of voting common stock, par value $0.01 per share, of Schwab (“Schwab Common Stock”) (the “Merger Consideration”); provided, however, that if the Merger Consideration issuable in respect of shares of TD Ameritrade Common Stock owned by The Toronto-Dominion Bank (“TD Bank”) and its affiliates as of immediately prior to the Effective Time, together with any other shares of Schwab Common Stock then owned by TD Bank and its affiliates, would equal a number of shares of Schwab Common Stock exceeding 9.9% (or such lower percentage of shares of Schwab Common Stock as the Federal Reserve Board permits TD Bank to acquire in the Merger consistent with a determination that TD Bank does not control Schwab for purposes of the Bank Holding Company Act of 1956, as amended (the “BHC Act”), or the Home Owners’ Loan Act of 1933, as amended (“HOLA”)), of the issued and outstanding shares of Schwab Common Stock as of immediately following the Effective Time, then TD Bank will receive one share of nonvoting common stock, $0.01 par value per share, of Schwab (“Schwab Nonvoting Common Stock” and, together with Schwab Common Stock, “Schwab Common Shares”) in lieu of each such excess share of Schwab Common Stock.

Treatment of Equity Awards

At the Effective Time, each outstanding and unexercised option to purchase shares of TD Ameritrade Common Stock, whether vested or unvested, will be assumed by Schwab and become an option to purchase shares of Schwab Common Stock, on the same terms and conditions as applied to each such option immediately prior to the Effective Time, except that (A) the number of shares of Schwab Common Stock subject to such option will equal the product of (i) the number of shares of TD Ameritrade Common Stock that were subject to such option immediately prior to the Effective Time multiplied by (ii) 1.0837, rounded down to the nearest whole share, and (B) the per-share exercise price will equal the quotient of (1) the exercise price per share of Schwab Common Stock at which such option was exercisable immediately prior to the Effective Time, divided by (2) 1.0837, rounded up to the nearest whole cent, and except that each option (A) which is an “incentive stock option” (as defined in Section 422 of the Internal Revenue Code of 1986 (the “Code”)) shall be adjusted in accordance with the requirements of Section 424 of the Code and (B) shall be adjusted in a manner that complies with Section 409A of the Code.

At the Effective Time, each outstanding restricted stock unit award with respect to shares of TD Ameritrade Common Stock, whether vested or unvested, will be assumed by Schwab and become a restricted stock unit award with respect to shares of Schwab Common Stock (each, a “Schwab RSU Award”), on the same terms and conditions as applied to such restricted stock award immediately prior to the Effective Time, except that the number of shares of Schwab Common Stock subject to such restricted stock award will equal the product of (i) the number of shares of TD Ameritrade Schwab Stock that were subject to such restricted stock award prior to the Effective Time multiplied by (ii) 1.0837, rounded to the nearest whole share.

At the Effective Time, each outstanding restricted stock unit award with respect to shares of TD Ameritrade Common Stock that is eligible to vest based on the achievement of performance goals (each, a “TD Ameritrade PSU Award”) will be converted into a restricted stock unit award of Schwab representing the right to receive shares of Schwab Common Stock with respect to each share of TD Ameritrade Common Stock underlying such TD Ameritrade PSU Award (with the number of shares of TD Ameritrade Common Stock earned to be determined based on the greater of (x) the actual level of achievement of the applicable performance goals as determined by the compensation committee of TD Ameritrade prior to the Effective Time using the information available as of the latest practicable date prior to the Effective Time and (y) the target level) (each, a “Schwab PSU Award”), except that the number of shares of Schwab Common Stock subject to such Schwab PSU Award will equal the product of (i) the number of shares of TD Ameritrade Common Stock that were subject to such Schwab PSU Award immediately prior to the Effective Time multiplied by (ii) 1.0837, rounded to the nearest whole share.

At the Effective Time, each outstanding restricted stock unit award with respect to shares of TD Ameritrade Common Stock outstanding under the TD Ameritrade Holding Corporation 2006 Directors Incentive Plan, including each deferred restricted stock unit award and any stock unit issued in respect of deferred cash fees (each, a “TD Ameritrade Director RSU Award”), whether vested or unvested, will vest, if unvested, and be cancelled and converted into the right to receive the Merger Consideration as if such TD Ameritrade Director RSU Award had been settled in shares of TD Ameritrade Common Stock immediately prior to the Effective Time; except that each such TD Ameritrade Director RSU Award that constitutes “deferred compensation” for purposes of Section 409A of the Code will instead be settled at the earliest time that would not result in the application of additional taxes or penalties under Section 409A of the Code, and each TD Ameritrade Director RSU Award for which settlement is delayed will be converted into a fully vested Schwab RSU Award.

Closing Conditions

The obligation of the parties to consummate the Merger is subject to customary conditions, including, among others, (i) the approval and adoption of the Merger Agreement by TD Ameritrade’s stockholders, including by the holders (other than TD Bank, the Significant Stockholders (as defined below) and their respective affiliates) of a majority of the outstanding shares of TD Ameritrade Common Stock (other than shares of TD Ameritrade Common Stock held by TD Bank, the Significant Stockholders and their respective affiliates), (ii) the approval by Schwab’s stockholders of the issuance of Schwab Common Shares in the transaction (the “Share Issuance”) and an amendment to Schwab’s certificate of incorporation to create Schwab Nonvoting Common Stock with 300 million shares authorized for issuance (the “Charter Amendment”), (iii) the absence of any law, injunction, judgment, order or decree prohibiting or making illegal the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement and the ancillary agreements, (iv) the early termination or expiration of any applicable waiting period or periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and receipt of specified governmental consents and approvals (in the case of Schwab’s obligations to close, without the imposition of a Burdensome Condition (as defined below)), (v) compliance by Schwab and TD Ameritrade in all material respects with their respective obligations under the Merger Agreement and (vi) subject in most cases to exceptions that do not rise to the level of a “Parent Material Adverse Effect” or a “Company Material Adverse Effect” (each as defined in the Merger Agreement), as applicable, the accuracy of representations and warranties made by Schwab and TD Ameritrade, respectively. The obligation of Schwab and TD Ameritrade to consummate the Merger is also subject to there not having occurred an event that has had or would reasonably be expected to have, individually or in the aggregate, a “Company Material Adverse Effect” or “Parent Material Adverse Effect”, respectively. The obligation of Schwab to consummate the Merger is also subject to the parties having received from the Federal Reserve Board a determination in form and substance reasonably satisfactory to Schwab or, as determined by Schwab in its sole discretion, other acceptable confirmation, that the consummation of the Merger will not result in Schwab either (i) being deemed to be “controlled” by TD Bank as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA or (ii) being deemed to be in “control” of any of the TD Subsidiary Banks (as defined in the Merger Agreement) as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA (the “Noncontrol Determinations”).

Representations and Warranties; Covenants

The Merger Agreement contains customary representations and warranties from both Schwab and TD Ameritrade with respect to each party’s business. The Merger Agreement contains customary covenants, including covenants by (i) TD Ameritrade to, subject to certain exceptions, conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the consummation of the Merger and (ii) Schwab to not conduct its business outside the ordinary course during the interim period between the execution of the Merger Agreement and the consummation of the Merger to the extent it would, or would reasonably be expected to, prevent, enjoin, alter or materially delay the contemplated transactions.

Under the Merger Agreement, each of Schwab and TD Ameritrade has agreed to use its reasonable best efforts to take all actions and to do all things reasonably necessary, proper or advisable to consummate the Merger, including obtaining all consents required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the Merger. Notwithstanding such general obligation to obtain such consents of governmental authorities, Schwab is not required to take certain actions if such action would reasonably be expected to have a material adverse effect on Schwab, TD Ameritrade and their respective subsidiaries, taken as a whole, in each case, measured on a scale relative to the size of TD Ameritrade and its subsidiaries (a “Burdensome Condition”).

The Merger Agreement provides that Schwab will take all necessary action to cause Todd Ricketts, who has been designated by TD Ameritrade, and two other individuals who will be designated by TD Bank to be appointed to the Board of Directors of Schwab as of the Effective Time, provided that such individuals meet (i) the director qualification and eligibility criteria of the Nominating and Corporate Governance Committee of the Board of Directors of Schwab and (ii) any applicable requirements or standards that may be imposed by a regulatory agency for service on the Board of Directors of Schwab, and will otherwise be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board of Directors of Schwab.

Stockholder Meetings; Non-Solicitation; Intervening Events

The Merger Agreement requires each of Schwab and TD Ameritrade to convene a stockholder meeting for purposes of obtaining the necessary Schwab stockholder approval and TD Ameritrade stockholder approval. In addition, subject to certain exceptions, each of Schwab and TD Ameritrade have agreed (i) not to solicit alternative transactions or enter into discussions concerning, or provide information in connection with, any alternative transaction and (ii) that its Board of Directors will recommend that its stockholders approve the Share Issuance and the Charter Amendment or approve and adopt the Merger Agreement, as applicable.

Prior to the approval of the Share Issuance and the Charter Amendment by Schwab’s stockholders or the approval and adoption of the Merger Agreement by TD Ameritrade’s stockholders, as applicable, the Board of Directors of Schwab or the Board of Directors of TD Ameritrade, as applicable, may, in connection with (i) the receipt of a “Parent Superior Proposal” or a “Company Superior Proposal” (each as defined in the Merger Agreement), respectively, or (ii) a “Parent Intervening Event” or a “Company Intervening Event” (each as defined in the Merger Agreement), respectively, change its recommendation in favor of the Share Issuance and the Charter Amendment or the Merger Agreement, respectively, in each case, subject to complying with notice and other specified conditions, including giving the other party the opportunity to propose changes to the Merger Agreement in response to such Parent Superior Proposal, Company Superior Proposal, Parent Intervening Event or Company Intervening Event, as applicable, if the failure to make such change in recommendation would be reasonably likely to be inconsistent with its fiduciary duties.

Notwithstanding a change in recommendation by the Board of Directors of Schwab or the Board of Directors of TD Ameritrade, Schwab or TD Ameritrade, as applicable, is still required to convene the meeting of its stockholders as described above.

Termination; Termination Fee

The Merger Agreement may be terminated by Schwab and TD Ameritrade by mutual agreement. Furthermore, either party may terminate the Merger Agreement if (i) subject to limited exceptions, the Merger has not been consummated on or before November 24, 2020, which may be extended to May 24, 2021 under certain circumstances if required regulatory approvals have not been obtained by the earlier date (such November 24, 2020 date as it may be extended, the “End Date”), (ii) an applicable law prohibits the Merger and, in the case of an order or injunction, such order or injunction has become final and non-appealable, (iii) the required vote of TD Ameritrade’s stockholders is not obtained at TD Ameritrade’s stockholder meeting and (iv) the required vote of Schwab’s stockholders is not obtained at Schwab’s stockholder meeting.

Schwab may terminate the Merger Agreement if (i) the Board of Directors of TD Ameritrade changes its recommendation to its stockholders to approve and adopt the Merger Agreement, (ii) subject to limited exceptions, a required regulatory approval has been denied and such denial has become final and non-appealable or on a final basis the relevant regulatory authority has determined not to grant the consent without imposing a Burdensome Condition, (iii) subject to limited exceptions, TD Ameritrade is in breach of the Merger Agreement in a manner that would result in a failure of the applicable closing condition and such breach either cannot be cured or has not been cured within forty-five days or (iv) subject to limited exceptions, TD Ameritrade materially breaches the provisions of the Merger Agreement relating to non-solicitation of alternative transactions or convening TD Ameritrade’s stockholder meeting.

TD Ameritrade may terminate the Merger Agreement if (i) the Board of Directors of Schwab changes its recommendation to its stockholders to approve the Share Issuance and the Charter Amendment, (ii) subject to limited exceptions, a required regulatory approval has been denied and such denial has become final and non-appealable, (iii) subject to limited exceptions, Schwab is in breach of the Merger Agreement in a manner that would result in a failure of the applicable closing condition and such breach either cannot be cured or has not been cured within forty-five days or (iv) subject to limited exceptions, Schwab materially breaches the provisions of the Merger Agreement relating to non-solicitation of alternative transactions or convening Schwab’s stockholder meeting.

In the event of a termination of the Merger Agreement under certain circumstances, Schwab or TD Ameritrade may be required to pay a termination fee of $950 million to the other.

TD Ameritrade would be required to pay to Schwab a termination fee of $950 million if the Merger Agreement is terminated (i) by Schwab prior to receipt of TD Ameritrade stockholder approval as a result of a change in the recommendation of the Board of Directors of TD Ameritrade to its stockholders to approve and adopt the Merger Agreement, (ii) by Schwab due to TD Ameritrade’s breach in any material respect of the provisions of the Merger Agreement relating to non-solicitation of alternative transactions or convening TD Ameritrade’s stockholder meeting or (iii) by Schwab or TD Ameritrade if the necessary TD Ameritrade stockholder approval is not obtained and, at the time of termination, the Merger Agreement was terminable under clause (i) or (ii) above. In addition, TD Ameritrade would be required to pay to Schwab a termination fee of $950 million if (w) the required vote of TD Ameritrade’s stockholders is not obtained at TD Ameritrade’s stockholders meeting, (x) prior to such vote, an alternative acquisition of TD Ameritrade was publicly disclosed or announced or made known to the management or Board of Directors of Schwab by a third party, or any third party had publicly announced an intention to make a proposal for an alternative acquisition of TD Ameritrade and not timely withdrawn such proposal, (y) the Merger Agreement is terminated by either party and (z) within twelve months after such termination, TD Ameritrade enters into a definitive agreement providing for, or consummates, an alternative transaction with a third party. Furthermore, TD Ameritrade would be required to pay to Schwab a termination fee of $950 million if (A) Schwab or TD Ameritrade terminates the Merger Agreement on the basis the Merger has not been consummated on or prior to the End Date or Schwab terminates the Merger Agreement on the basis of an uncured or incurable breach of representation or warranty, or failure to perform a required covenant, by TD Ameritrade (and, in any such case under this clause (A), the required vote of TD Ameritrade’s stockholders has not been obtained at a meeting of TD Ameritrade’s stockholders at the time of termination), (B) at or prior to the time of termination, an acquisition of TD Ameritrade was publicly proposed or announced or made known to the management or Board of Directors of Schwab by a third party, or any third party had publicly announced an intention to make a proposal for an alternative acquisition of Schwab and not timely withdrawn such proposal and (C) within twelve months after such termination, TD Ameritrade enters into a definitive agreement providing for, or consummates, an alternative transaction with a third party.

Schwab would be required to pay to TD Ameritrade a termination fee of $950 million if the Merger Agreement is terminated (i) by TD Ameritrade prior to receipt of Schwab stockholder approval as a result of a change in the recommendation of the Board of Directors of Schwab to its stockholder to approve the Share Issuance and the Charter Amendment, (ii) by TD Ameritrade due to Schwab’s breach in any material respect of the provisions of the Merger Agreement relating to non-solicitation of alternative transactions or convening Schwab’s stockholder meeting or (iii) by Schwab or TD Ameritrade if the necessary Schwab stockholder approval is not obtained and, at the time of termination, the Merger Agreement was terminable under clause (i) or (ii) above. In addition, Schwab would be required to pay to TD Ameritrade a termination fee of $950 million if (w) the required vote of Schwab’s stockholders is not obtained at Schwab stockholders meeting, (x) prior to such vote, an acquisition of Schwab was publicly disclosed or announced or made known to the management or Board of Directors of Schwab by a third party, or any third party had publicly announced an intention to make a proposal for an alternative acquisition of Schwab and not timely withdrawn such proposal, (y) the Merger Agreement is terminated by either party and (z) within twelve months after such termination, Schwab enters into a definitive agreement providing for, or consummates, an alternative transaction with a third party. Furthermore, Schwab would be required to pay to TD Ameritrade a termination fee of $950 million if (A) Schwab or TD Ameritrade terminates the Merger Agreement on the basis the Merger has not been consummated on or prior to the End Date (as defined in the Merger Agreement) or TD Ameritrade terminates the Merger Agreement on the basis of an uncured or incurable breach of representation or warranty, or failure to perform a required covenant, by Schwab (and, in any such case under this clause (A), the required vote of Schwab’s stockholders has not been obtained at a meeting of TD Ameritrade’s stockholders at the time of termination), (B) at or prior to the time of termination, an acquisition of Schwab was publicly proposed or announced or made known to the management or Board of Directors of Schwab by a third party, or any third party had publicly announced an intention to make a proposal for an alternative acquisition of Schwab and not timely withdrawn such proposal and (C) within twelve months after such termination, Schwab enters into a definitive agreement providing for, or consummates, an alternative transaction with a third party.

If either party does not obtain the required vote of its stockholders at the applicable stockholders meeting and the Merger Agreement is terminated in certain circumstances, that party would be required to reimburse the other party for its out-of-pocket costs and expenses actually incurred or accrued in connection with the contemplated transactions, up to an aggregate amount of $50 million. If the termination fee is also payable by such party, the expense reimbursement payment will be credited against the termination fee.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Important Statement Regarding the Merger Agreement

A copy of the Merger Agreement has been included to provide Schwab stockholders, TD Ameritrade stockholders and other security holders with information regarding its terms and is not intended to provide any factual information about Schwab or TD Ameritrade. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; are not intended as statements of fact to be relied upon by Schwab stockholders, TD Ameritrade stockholders or other security holders, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by Schwab stockholders, TD Ameritrade stockholders or other security holders. Schwab stockholders, TD Ameritrade stockholders and other security holders are not third-party beneficiaries under the Merger Agreement (except, following the Effective Time, with respect to TD Ameritrade stockholders’ right to receive the Merger Consideration and the right of holders of TD Ameritrade equity awards to receive the consideration provided for such equity awards pursuant to the Merger Agreement) and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Schwab, TD Ameritrade or Merger Subsidiary. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Schwab’s or TD Ameritrade’s public disclosures. Schwab acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this Form 8-K not misleading. The Merger Agreement should not be read alone but should instead be read in conjunction with the other information regarding the Merger Agreement, the Merger, Schwab, TD Ameritrade, their respective affiliates and their respective businesses, that will be contained in, or incorporated by reference into, the Registration Statement on Form S-4 that will include a joint proxy statement of TD Ameritrade and Schwab and a prospectus of Schwab, as well as in the Forms 10-K, Forms 10-Q, Forms 8-K and other filings that each of Schwab and TD Ameritrade make with the SEC.

Stockholder Agreement

Concurrently with the execution and delivery of the Merger Agreement, Schwab entered into a stockholder agreement with TD Bank (the “Stockholder Agreement”), effective as of the closing of the Merger, that will govern the rights and obligations of Schwab and TD Bank with respect to Schwab Common Shares to be acquired by TD Bank as part of the Merger. The Stockholder Agreement sets out, among other things, standstill restrictions, a voting agreement and transfer restrictions.

Subject to certain exceptions, TD Bank has agreed not to transfer Schwab Common Shares that are governed by the Stockholder Agreement for a period of eight months following the closing of the Merger. Following the lock-up period, and subject to exceptions (including sales under Rule 144 under the Securities Act of 1933 (the “Securities Act”)), TD Bank is not permitted to sell Schwab Common Shares to any (x) non-passive investor that would hold 2.5% or more of the Schwab Common Stock or (y) passive investor that would hold 10% or more of the Schwab Common Stock.

Under the Stockholder Agreement, TD Bank is also subject to customary standstill provisions, which fall away upon the earlier of (i) a change of control of Schwab or (ii) the later of (a) TD Bank ceasing to hold at least 5% of the Schwab Common Shares or (b) two years after the consummation of the Merger.

If, at any time, TD Bank owns shares of Schwab Common Stock representing in excess of 9.9% of the total voting securities of Schwab or such lower maximum percentage, if any, of total voting securities of Schwab as the Federal Reserve Board permits TD Bank to own consistent with a determination that TD Bank does not control Schwab for purposes of the BHC Act or HOLA (the “Voting Limitation Percentage”), then TD Bank and Schwab will effect an exchange where each share of Schwab Common Stock in excess of the Voting Limitation Percentage is exchanged for one share of Schwab Nonvoting Common Stock. Furthermore, if, at any time, Schwab notifies TD Bank that an event is reasonably likely to occur that will result in TD Bank owning Schwab Common Stock in excess of the Voting Limitation Percentage, then, upon the occurrence of and concurrently with that event, TD Bank and Schwab will effect an exchange of each share of Schwab Common Stock owned by TD Bank in excess of the Voting Limitation Percentage, after giving effect to that event. TD Bank has agreed not to take any action that would cause it to exceed the Voting Limitation Percentage.

If, at any time, TD Bank holds Schwab Common Shares in excess of 14.9% of the issued and outstanding Schwab Common Shares (the “Common Ownership Limitation”), then TD Bank will, as soon as practicable (but, in any event, within twelve months), sell or dispose of Schwab Common Shares in excess of the Common Ownership Limitation.

For so long as TD Bank holds greater than or equal to 10% of the Schwab Common Shares, TD Bank will have the right to designate two directors to the Board of Directors of Schwab. If TD Bank holds greater than or equal to 5% (but less than 10%) of the Schwab Common Shares, TD Bank will have the right to designate one director to the Board of Directors of Schwab. TD Bank will not have the right to designate any directors once it holds less than 5% of Common Shares. Under certain other circumstances, TD Bank may lose its right to designate any directors. The foregoing description of TD Bank’s board designation rights is subject to certain provisions in the Stockholder Agreement regarding TD Bank’s ability in limited circumstances to acquire Schwab Common Shares and reinstate board designation rights if it ceases to hold the requisite level of Schwab Common Shares under certain circumstances. TD Bank will also be entitled to certain board committee membership rights for so long as it is entitled to designate at least one director.

Pursuant to the Stockholder Agreement, TD Bank has agreed that, on each matter on which the holders of Schwab Common Stock vote, it will vote its Schwab Common Stock at its election either (i) in accordance with the recommendation of the Board of Directors of Schwab or (ii) pro rata in accordance with the votes of the other holders of Schwab Common Stock.

Furthermore, TD Bank has agreed not to take any action that would be inconsistent with the Noncontrol Determinations, or that would result in (i) TD Bank being deemed to “control” Schwab as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA or (ii) Schwab being deemed to be in “control” of any of the TD Subsidiary Banks as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA (each, a “Control Event”). Upon a Control Event, the parties would enter into a discussion and negotiation period of three months and, if the Control Event is not eliminated, TD Bank has agreed to then take certain actions to eliminate the Control Event.

The foregoing description of the Stockholder Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Stockholder Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Voting and Support Agreements

Concurrently with the execution and delivery of the Merger Agreement, Schwab entered into a voting and support agreement with TD Bank, which currently holds approximately 43% of the outstanding TD Ameritrade Common Stock (the “TD Bank Voting Agreement”). The TD Bank Voting Agreement requires that TD Bank (i) vote all of its shares of TD Ameritrade Common Stock it owns in favor of the approval and adoption of the Merger Agreement and approval of the Merger, and against any competing transaction, (ii) not transfer its shares of TD Ameritrade Common Stock, with certain limited exceptions, (iii) not solicit an alternative transaction or participate in discussions or negotiations regarding an alternative transaction, (iv) not participate in any litigation against Schwab or TD Ameritrade relating to the Merger Agreement or the consummation of the transactions, subject to limited exceptions, and (v) use reasonable best efforts to obtain regulatory approvals that are necessary, proper or advisable to consummate the contemplated transactions. The TD Bank Voting Agreement will terminate upon the earliest of the Effective Time and termination of the Merger Agreement in accordance with its terms.

Concurrently with the execution and delivery of the Merger Agreement, Schwab also entered into a separate voting and support agreement with certain stockholders of TD Ameritrade (the “Significant Stockholders”), including J. Joe Ricketts and Marlene Ricketts (the “Significant Stockholder Voting Agreement” and, together with the TD Bank Voting Agreement, the “Voting and Support Agreements”). The Significant Stockholder Voting Agreement requires that the Significant Stockholders (i) vote their shares of TD Ameritrade Common Stock in favor of the approval and adoption of the Merger Agreement and approval of the Merger, and against any competing transaction, (ii) not transfer shares of TD Ameritrade Common Stock, with certain limited exceptions, (iii) not solicit an alternative transaction, (iv) not participate in discussions or negotiations regarding an alternative transaction except when TD Ameritrade is so permitted, and (v) not participate in any litigation against Schwab or TD Ameritrade relating to the Merger Agreement or the consummation of the transactions contemplated thereby. The Significant Stockholder Voting Agreement will terminate upon the earliest of (v) the Effective Time, (w) the date and time on which the Merger Agreement is amended in a manner that changes the form of or amount of Merger Consideration or is in any way material and adverse to any of the Significant Stockholders, (x) the termination of the Merger Agreement in accordance with its terms, (y) the date and time on which the necessary TD Ameritrade stockholder approval is obtained, or (z) the Board of

Directors of TD Ameritrade changes its recommendation in favor of the approval and adoption of the Merger Agreement. Furthermore, pursuant to the Significant Stockholder Voting Agreement, Schwab has committed in good faith to seek to maintain, from the date of the closing of the Merger through the second anniversary thereof, a level of employment in Nebraska comparable to Schwab’s level of employment in Nebraska at the closing date, taking into account voluntary attrition and transaction-related integration plans.

The foregoing description of the Voting and Support Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of each of the Voting and Support Agreements, copies of which are attached hereto as Exhibit 10.2 and 10.3 and incorporated herein by reference.

Letter Agreement

Concurrently with the execution and delivery of the Merger Agreement, Schwab, TD Ameritrade and TD Bank entered into a letter agreement (the “Letter Agreement”), pursuant to which Schwab and TD Ameritrade have agreed with TD Bank that they will not (i) waive certain conditions to the closing of the Merger that would adversely affect TD Bank or (ii) consummate the Merger unless certain conditions (primarily related to regulatory approvals required by TD Bank) are satisfied. Furthermore, TD Bank has agreed to use reasonable best efforts to obtain certain regulatory approvals that are required in connection with the contemplated transactions (subject to certain limitations, except in the case of actions in connection with obtaining the Noncontrol Determinations). TD Bank has agreed to modify (i) its voting rights and governance arrangements as contemplated by the Merger Agreement and/or the Stockholder Agreement and/or (ii) the terms of the Amended IDA Agreement, in each case, to the extent necessary to obtain (x) a determination from the Federal Reserve Board or, as determined by TD Bank in its sole discretion and Schwab in its sole discretion, other acceptable confirmation, that the consummation of the Merger and the other contemplated transactions will not result in TD Bank being deemed to “control” Schwab (as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA) following the consummation of the Merger and the other contemplated transactions and (y) a determination from the Federal Reserve Board in form and substance reasonably satisfactory to Schwab or, as determined by Schwab in its sole discretion, other acceptable confirmation, that the consummation of the Merger and the other contemplated transactions will not result in Schwab being deemed to “control” any of the TD Subsidiary Banks (as that term is interpreted by the Federal Reserve Board under the BHC Act or HOLA); provided that TD Bank will not be required to take any action which would result in a loss of its ability to account for its ownership of Schwab Common Shares to be issued to it in the Merger on an equity accounting basis.

The foregoing description of the Letter Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Letter Agreement, a copy of which is attached hereto as Exhibit 10.4 and incorporated herein by reference.

Registration Rights Agreement

Concurrently with the execution and delivery of the Merger Agreement, Schwab entered into a registration rights agreement (the “Registration Rights Agreement”), effective as of the closing of the Merger, that will provide each of TD Bank, Charles R. Schwab, and, if it elects to be a party, Schwab’s Employee Stock Ownership Plan, up to three “demand” registrations in any 12-month period and customary “piggyback” registration rights. The Registration Rights Agreement also provides that Schwab indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.5 and incorporated herein by reference.

Amendment to Insured Deposit Account Agreement

Concurrently with the execution and delivery of the Merger Agreement, Schwab, TD Bank USA, National Association and TD Bank, National Association (together, the “Depository Institutions”), executed an amended and restated insured deposit account (“IDA”) agreement by and among Schwab and the Depository Institutions (the “Amended IDA Agreement”), which will replace the existing IDA agreement between the Depository Institutions and the TD Ameritrade organization. The Amended IDA Agreement will become effective as of the closing of the Merger. Under the Amended IDA Agreement, there will be an initial period during which the amounts swept to the Depository Institutions will solely be composed of customer funds from the TD Ameritrade subsidiary broker-dealers. Following this initial period, Schwab’s subsidiary broker-dealers, including the broker-dealers it will acquire from TD Ameritrade, can sweep customer funds to money market deposit accounts at the Depository Institutions, subject to certain limits.

Beginning no later than July 1, 2021, Schwab’s subsidiary broker-dealers will be permitted to begin to reduce deposit balances swept to the Depository Institutions by up to $10 billion over each rolling 12-month period, subject to the maturity of fixed-term investments and certain carry-forward and look-back requirements and a requirement to maintain an aggregate minimum required balance of $50 billion. Subject to Schwab maintaining this minimum required balance at the Depository Institutions, the Amended IDA Agreement will allow Schwab’s subsidiary broker-dealers to sweep their customers’ funds to Schwab’s own subsidiary depository institutions, other depository institutions and other liquid investment options.

Schwab will receive from the Depository Institutions an aggregate monthly fee (the “Sweep Arrangement Fee”) that compensates Schwab for its services under the Amended IDA Agreement based on the total amount of deposits swept to the Depository Institutions each month. The Sweep Arrangement Fee will be determined by reference to certain yields based on whether the balances are fixed-term obligations or floating rate short-term obligations, less a 15 basis point service fee paid by Schwab to the Depository Institutions, less FDIC deposit assessments and less interest on deposits paid to customers.

The Amended IDA Agreement will have an initial expiration date of July 1, 2031, subject to automatic renewal for a five-year term if not terminated by either Schwab or the Depository Institutions two years prior to the expiration date. Schwab’s subsidiary broker-dealers will be required to sweep 80% of customer balances under the Amended IDA Agreement into fixed-rate obligations until at least July 1, 2026. After July 1, 2026, they will be able to convert maturing fixed rate obligations into floating rate short-term obligations.

The foregoing description of the Amended IDA Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Amended IDA Agreement, a copy of which is attached hereto as Exhibit 10.6 and incorporated herein by reference.

Additional Information About the Transaction and Where to Find It

In connection with the proposed transaction between Schwab and TD Ameritrade, Schwab and TD Ameritrade will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a Schwab registration statement on Form S-4 that will include a joint proxy statement of Schwab and TD Ameritrade that also constitutes a prospectus of Schwab, and a definitive joint proxy statement/prospectus will be mailed to shareholders of Schwab and TD Ameritrade. INVESTORS AND SECURITY HOLDERS OF SCHWAB AND TD AMERITRADE ARE URGED TO READ THE REGISTRATION STATEMENT, THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus (when available) and other documents filed with the SEC by Schwab or TD Ameritrade through the website maintained by the SEC at http://www.sec.gov or by contacting the investor relations department of Schwab or TD Ameritrade at the following:

The Charles Schwab Corporation	TD Ameritrade Holding Corporation
211 Main Street	200 South 108th Avenue
San Francisco, CA 94105	Omaha, Nebraska 68154
Attention: Investor Relations	Attention: Investor Relations

Schwab, TD Ameritrade, their respective directors and certain of their respective executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding the directors and executive officers of Schwab, and their direct or indirect interests in the transaction, by security holdings or otherwise, is contained in Schwab’s Form 10-K for the year ended December 31, 2018, its proxy statement filed on March 29, 2019 and its Current Reports on Form 8-K filed on August 28, 2019, July 26, 2019 and May 16, 2019, which are filed with the SEC. Information regarding the directors and executive officers of TD Ameritrade, and their direct or indirect interests in the transaction, by security holdings or otherwise, is contained in TD Ameritrade’s Form 10-K for the year ended September 30, 2019, its proxy statement filed on December 31, 2018 and its Current Reports on Form 8-K filed on July 22, 2019, May 20, 2019, February 19, 2019 and November 25, 2019, which are filed with the SEC. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed with this report:

Exhibit No.	Description
2.1	Merger Agreement*
10.1	Stockholder Agreement
10.2	Voting and Support Agreement between Schwab and TD Bank
10.3	Voting and Support Agreement between Schwab, J. Joe Ricketts and Marlene Rickets and certain other stockholders
10.4	Letter Agreement
10.5	Registration Rights Agreement between Schwab, Charles R. Schwab, TD Bank and certain other stockholders
10.6	Amended and Restated Insured Deposit Account Agreement**

* The schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Schwab agrees to furnish supplementally a copy of such schedules and exhibits, or any section thereof, to the SEC upon request.

** Certain confidential information contained in this agreement has been omitted because it is not material and would be competitively harmful if publicly disclosed.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CHARLES SCHWAB CORPORATION

/s/ Peter Crawford
Date: November 27, 2019	Peter Crawford
Executive Vice President and Chief Financial Officer